Exhibit 10.1

EXTENSION AMENDMENT TO

EMPLOYMENT AGREEMENT

This Extension Amendment (this “Amendment”) is entered into as of April 28, 2021 (the “Amendment Date”), between ACTIVISION BLIZZARD, INC., a Delaware corporation (the “Company”), and ROBERT A. KOTICK (the “CEO”) in order to amend as follows that certain Employment Agreement, effective as of October 1, 2016 (the “Employment Agreement”), between Employer and CEO.

R E C I T A L S:

WHEREAS, the Company and our CEO are parties to the Employment Agreement, the term of which expires December 31, 2021;

WHEREAS, our CEO has served as Chief Executive Officer of the Company for over 30 years, making him the longest tenured CEO of any public technology company and one of the longest serving Fortune 500 CEOs;

WHEREAS, as Founder and CEO, he has successfully operated the Company resulting in substantial value creation for stakeholders through thirty years of consistently delivering high quality games and industry leading financial results;

WHEREAS, under our CEO’s leadership the Company’s market capitalization has increased from less than $10 million to over $70 billion dollars and total shareholder return increased over 8,100% between 2000 and 2020 (compared to 322% for the S&P 500 index);

WHEREAS, in recognition of these exceptional factors the Board of Directors of the Company (the “Board”) determined it is in the best interests of the Company and its stockholders to extend our CEO’s Employment Period;

WHEREAS, the Company’s performance over the course of the current Employment Agreement has been exceptional and the Board believes that executive compensation should continue to align at or below median peer group compensation targets, with a continued emphasis on long term shareholder value creation;

WHEREAS, our CEO is willing to continue to serve as Chief Executive Officer of the Company through the extended Employment Period and is willing to accept the terms and conditions detailed in this Amendment with a continued focus on the Company’s pay-for performance culture;

WHEREAS, the Compensation Committee regularly conducts extensive shareholder outreach and has determined that certain program modifications will ensure the Company continues to be a leading pay-for-performance example of best practices. The Company and CEO agreed to the following: a $875,000 reduction in the contractually agreed upon Base Salary (a target below the bottom 25th percentile of the Company’s peer group), a corresponding $1,750,000 reduction in potential Annual Bonus, deletion of the Transformative Transaction Award outlined in Section 6(d) of the Employment Agreement, and agreement that the successful Shareholder Value Creation Incentive outlined in Section 12 of the Employment Agreement shall not apply to any long-term incentive awards granted after this Amendment Date including, but not limited to, those contemplated in Section 4 of this Amendment; and

WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board approved the execution and delivery of this Amendment by the Company at a meeting of the Compensation Committee held on April 1, 2021.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Effectiveness; Employment Period. The first sentence of Section 2 of the Employment Agreement is hereby deleted and replaced with the following:

“The employment of the CEO under the terms of this Agreement (the “Employment Period”) shall commence on the Effective Date and terminate on March 31, 2023 (the “Expiration Date”).”

2.            Base Salary. Section 3(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“The Company shall pay to the CEO a base salary (“Base Salary”) in respect of each calendar year of the Company or portion thereof during the Employment Period. From November 6, 2020 through December 31, 2020, CEO voluntarily waived the Base Salary he otherwise would have been contractually entitled to receive for that period. Effective as of January 1, 2021, the Compensation Committee (as defined above) and CEO agreed to reduce his Base Salary from $1,750,000 annually to a Base Salary payable at the annual rate of $875,000. The Base Salary shall be paid in accordance with the customary payroll practices of the Company at regular intervals, but in no event less frequently than every month, as the Company may establish from time to time for senior executive employees of the Company.”

3.            Annual Bonus. Section 3(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“The CEO shall be entitled to receive an annual bonus for each of fiscal years 2021 and 2022 (the “Annual Bonus”), based upon the Company achieving financial objectives and strategic Environmental, Social, and Governance (“ESG”) initiatives for the fiscal year with respect to which the Annual Bonus accrues. The financial and ESG objectives for each fiscal year shall be determined by the Compensation Committee in its discretion, after consultation with the CEO. During the Employment Period, the Annual Bonus for each fiscal year shall be up to a maximum of two hundred percent (200%) of the Base Salary in effect on the first day of such fiscal year, which is the median multiplier for target annual bonuses of chief executive officers of the Company’s peer companies (as determined by the Compensation Committee) and therefore CEO’s target Annual Bonus is less than the median target annual bonus of the chief executive officers of the Company’s peer companies (as determined by the Compensation Committee) because the CEO’s Base Salary is in the bottom quartile of the average base salary earned by chief executive officers of Activision Blizzard’s peer companies. The Compensation Committee and CEO have agreed to increase the financial metrics portion of the Annual Bonus from sixty percent (60%) to eighty percent (80%) and to decrease the non-financial metrics portion of the Annual Bonus from forty percent (40%) to twenty percent (20%). The Annual Bonus shall be based twenty percent (20%) on objective and measurable strategic ESG initiatives (e.g., Human Capital Management, Corporate Social Responsibility, and Sustainability goals) and eighty percent (80%) on the attainment of Company non-GAAP financial metrics, in each such case, as established by the Compensation Committee. The Annual Bonus for each fiscal year shall be paid in such form as may be determined by the Compensation Committee for such fiscal year, in its sole and absolute discretion. The Company shall pay each Annual Bonus to the CEO no later than two and a half (2-1/2) months after the end of the fiscal year for which the Annual Bonus is awarded; provided that, except as otherwise provided in this Agreement, the CEO remains continuously employed by the Company or its subsidiaries and affiliates (the “Company Group”) through the date on which the Annual Bonus is paid. Along with the payment of each Annual Bonus, the Company shall also deliver to the CEO a written statement setting forth the basis of its calculation of such Annual Bonus. The CEO and the CEO’s representatives shall have the right, at the CEO’s sole cost and expense, to inspect the records of the Company with respect to the calculation of any such Annual Bonus, to make copies of said records utilizing the Company’s facilities without charge, and to have free and full access thereto upon reasonable notice during the normal business hours of the Company. The Annual Bonus shall be prorated to the extent it is calculated for a period of less than a full fiscal year. The Annual Bonus is intended to qualify as annual incentive compensation under Section 9 of the 2014 Plan, or a similar section of any successor Company incentive plan, and shall be subject to the conditions and limitations of such section.”

4.            Long-Term Incentive Awards.

The following sentence is hereby added after Section 6’s heading “Future Equity/Incentive Awards” and prior to subsection (a) of Section 6:

“Notwithstanding anything herein to the contrary, no grant of equity awards to the CEO on or after the Amendment Date shall be subject to Section 12 of this Agreement.”

Section 6(e) is hereby added to read as follows:

“Subject to the terms of the applicable plan and grant documents, the CEO shall be granted a future long-term incentive award in 2021 and 2022 intended to have a grant value (determined in accordance with generally accepted accounting principles) on the date of grant equal to no greater than the 50th percentile of the Company’s then applicable group of peer companies’ chief executive officer long-term incentive grants (as determined by the Compensation Committee in its sole and absolute discretion). Any such long-term equity incentive award shall remain outstanding and eligible to vest based on performance so long as the CEO is providing services to the Company.

Each future long-term incentive award granted under this Section 6(e) shall be one hundred percent (100%) performance vesting restricted stock units subject to cumulative financial performance metrics for three full fiscal years (as determined by the Compensation Committee in its sole and absolute discretion).”

5.            Transformative Transaction Award. Section 6(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“[Reserved].”

6.            Change of Control. Any long-term incentive awards granted under this Amendment will be subject to the same treatment and limitations of Section 10(b)(ii) of the Employment Agreement.

7.            No other Changes to the Employment Agreement. Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

EMPLOYER:		CEO:

Activision Blizzard, Inc.

By:	/s/ Claudine Naughton	By:	/s/ Robert A. Kotick
	Claudine Naughton		Robert A. Kotick
	Chief People Officer		Founder and Chief Executive Officer

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